Exhibit 10.1

IRIS INTERNATIONAL, INC

THIRD AMENDMENT TO

KEY EMPLOYEE AGREEMENT

FOR

CESAR M. GARCIA

IRIS INTERNATIONAL, INC., a Delaware corporation (the “Company”), agrees with you to amend your Key Employee Agreement in effect on the date hereof (the “Agreement”) as provided below, with such amendment (the “Amendment”) to be effective as of May 14, 2010:

1. Severance Benefits. Section 3.7 of the Agreement is deleted in its entirety and replaced with the following:

“3.7(a) Except as provided in subsection (b) below, in the event that (i) your employment is terminated by the Company without cause at any time pursuant to Section 2.2(c) hereof or by you for Good Reason (as defined herein), and (ii) you deliver to the Company a signed settlement agreement and general release in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective, then the Company shall pay you, at the time and in the manner specified in subsection (c) below, an amount equal to one and one-half (1.5) times your annual base salary in effect immediately prior to such termination.

(b) If a Change in Control (as defined herein) occurs and at any time within the three (3) months before or twenty-four (24) months after the effective date of the Change in Control your employment is terminated by the Company without cause pursuant to Section 2.2(c) hereof or by you for Good Reason, then, in lieu of the payments provided for in subsection (a) above and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective:

(i) the Company shall pay you, at the time and in the manner specified in subsection (c) below, an amount equal to two (2.0) times your annual base salary in effect immediately prior to such termination;

(ii) the Company shall pay you, at the time and in the manner specified in subsection (c) below, an amount equal to two (2.0) times your Average Cash Bonus, where “Average Cash Bonus” is equal to (A) the sum of the annual cash bonus actually paid to you for performance during the two fiscal years immediately preceding the date of your termination for which the Company has paid bonuses to executives, divided by (B) two (2). For purposes of clarity, if you did not receive a bonus during either or both of the immediately preceding two fiscal years for which the Company has paid annual cash bonuses to executives, either because you were not then employed by the Company or for any other reason, then a value of zero shall be assigned as your bonus for such fiscal year for purposes of calculating the Average Cash Bonus;

(iii) you shall be entitled to full vesting and exercisability of all unvested stock options, restricted stock, restricted stock units and all other equity compensation awards; and

(iv) you shall be entitled to continue to receive for a period of twenty-four (24) months following termination of your employment, the health and welfare benefits you were receiving as of the date of termination of your employment, at the same cost to you and your dependents (as applicable) as such health and welfare benefits cost immediately prior to such termination of employment (subject to premium increases affecting participants in such plan(s) generally); provided, that if the Company determines, in its sole discretion, that it is necessary or advisable for you to elect continuation healthcare coverage under Section 4980B of the Code and the regulations thereunder in order for the Company to provide such coverage under its healthcare plans, and the Company so notifies you, you hereby agree to make such an election; and provided further, that if the Company determines, in its sole discretion, that it is unable to continue to provide you with any other health and welfare benefits under its health and welfare plans, and the Company so notifies you, in lieu of providing you continued coverage under such plans the Company will either obtain for you comparable coverage under another plan for which you qualify or reimburse you for your cost to obtain comparable coverage directly.

(c) The Company shall make payment of the amounts specified in subsection (a) or, if applicable, clauses (i) and (ii) of subsection (b) as follows:

(i) an amount that does not exceed two times the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Internal Revenue Code (the “Code”) for the year in which such termination occurs, shall be made, at the Company’s option, (A) in the form of a lump sum payment within ten (10) days of the date you become entitled to receive such amounts or (B) through regular payroll payments in equal amounts for a period that begins in the month of termination and ends no later than, in the case of payments made pursuant to subsection (a), twelve (12) months after the month of termination and, in the case of payments made pursuant to subsection (b), eighteen (18) months after the month of termination; and

(ii) the positive amount, if any, that is the difference between the amounts to which you are entitled pursuant to subsection (a) or, if applicable, clauses (i) and (ii) of subjection (b) and the amount determined under clause (i) of this subsection (c), shall be made, at the Company’s option, (A) in the form of a lump sum payment within ten (10) days of the date you become entitled to receive such amounts or (B) through regular payroll payments in equal amounts for a period that begins in the month of termination and ends no later than the fifteenth (15th) day of the third (3rd) month of the calendar year following the year in which you are terminated.

The parties intend that the compensation payable pursuant to clause (ii) of this subsection (c) shall be treated as a short-term deferral as that term is used in section 409A of the Code and the regulations promulgated thereunder (collectively, “Section 409A”). The parties intend that each of the payments payable pursuant to clause (i) of this subsection (c) shall be treated as a separate payment for purposes of Section 409A and excluded from the definition of “deferred compensation” pursuant to the regulations promulgated thereunder regarding separation pay payable upon an involuntary separation from service.

(d) For purposes of this Section 3.7:

(i) “Change in Control” shall mean (A) the dissolution or liquidation of the Company, (B) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (C) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own thirty five percent (35%) or more of the voting stock of the continuing or surviving corporation immediately after such merger or consolidation; or (D) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board within a twelve (12)-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the twelve (12)-month period; and

(ii) “Good Reason” shall mean any of the following (without your express written consent and provided you provide written notice within ninety (90) days of the initial occurrence stating in reasonable detail the basis for termination, a thirty (30)-day opportunity to cure to the Company, and your actual separation from service occurs within two (2) years from said initial occurrence): (A) a material reduction in your responsibilities or duties as such responsibilities or duties exist on the date hereof, except in the event of a termination for cause, death or disability or your resignation other than for Good Reason; (B) a material reduction of your base salary as it exists on the date hereof (i.e., a reduction of your base salary unless such reduction (x) is in connection with concurrent and proportional reductions in the salaries of other members of management of the Company, which reductions have been approved by the Board, and (y) reduces your base salary to no less than 80% of your base salary immediately before such reduction); or (C) any material relocation by the Company of your place of employment that would increase your one-way commute to the place of employment by more than fifty (50) miles when compared to your commute immediately prior to the relocation.

(e) Notwithstanding any provision of this Agreement to the contrary, if the Company determines, based upon the advice of the tax advisors for the Company, that part or all of the consideration, compensation or benefits to be paid to you pursuant to this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided, however, that the Company shall pay to you the Parachute Amount without reduction if the Company determines that payment of the Parachute Amount would generate more after-tax income to you than the Reduced Amount. In the event of a reduction of the payments that would otherwise be paid to you, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify you promptly of such election; provided, however, that the aggregate reduction shall be no more than as set forth in the preceding sentence of this clause (e). Within ten (10) days following such election, the Company shall pay you such amounts as are then due pursuant to this Agreement and shall pay you in the future such amounts as become due pursuant to this Agreement. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made (“Overpayment”) or that additional payments which are not made by the Company pursuant to this clause (e) should have been made (“Underpayment”). In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to you or for your benefit, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.”

2. Section 409A of the Internal Revenue Code – General Provisions.

(a) It is the intention of the Company and you that the Agreement shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under the Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule under Section 409A. All payments made under the Agreement shall be strictly paid in accordance with the terms of the Agreement. To the extent that the Agreement is subject to Section 409A, notwithstanding the other provisions hereof, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A. Each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of Section 409A.

(b) Any discretionary bonuses that you may be awarded by the Company shall be paid no later than the fifteenth (15 th) day of the third (3rd) month following the year in which the services were rendered with respect to which the discretionary bonus has been determined.

(c) Any reimbursements or in-kind benefits provided under the Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) Notwithstanding anything to the contrary herein, (i) if at the time of your “separation from service” with the Company you are a “specified employee” (as such terms are defined in Section 409A and any regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day following your separation from service with the Company (or the earliest date that is permitted under Section 409A).

(e) Notwithstanding anything to the contrary in the Agreement, the Company shall not make any deductions for money or property that you owe to the Company, or offset or otherwise reduce any sums that may be due or become payable to or for your account, from amounts that constitute “deferred compensation” for purposes of Section 409A.

(f) Your right to any “deferred compensation,” as defined under Section 409A, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A.

3. Miscellaneous. Except as expressly modified hereby, all other terms and provisions of the Agreement shall remain in full force and effect and are incorporated herein by this reference; provided, however, to the extent of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. All references in the Agreement to “Agreement”, “hereunder”, “hereof”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement as and to the extent it is amended by this Amendment. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original Amendment, but all of which, taken together, shall constitute one and the same Amendment, binding on the parties hereto. The signature of any party to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AS CALIFORNIA LAWS ARE APPLIED TO CONTRACTS ENTERED INTO AND PERFORMED IN SUCH STATE.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

IRIS INTERNATIONAL, INC.

By:
Name:	Stephen E. Wasserman
Its:	Chairman, Compensation Committee of the Board of Directors
Dated:	August , 2010

ACCEPTED AND AGREED TO:

César M. García
Dated: August , 2010

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